UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS
                       AN INTEREST HEREIN.


                        ALLIEDSIGNAL INC.

          5-3/4% Dealer remarketable security  ("Drs. ")
                       due March 15, 2011

REGISTERED NO.  1                                             $200,000,000
REGISTERED CUSIP:  019512 AL 6


     ALLIEDSIGNAL INC., a Delaware corporation (hereinafter called the "Company"), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of TWO HUNDRED MILLION U.S. DOLLARS ($200,000,000) on March 15, 2011, and to pay interest, semi-annually on March 15 and September 15 of each year (each, an "Interest Payment Date"), on said principal sum at the rate per annum specified below, from the March 15 or September 15, as the case may be, to which interest on Securities has been paid preceding the date hereof (unless the date hereof is a March 15 or a September 15 to which interest has been paid, in which case from the date hereof, or unless the date hereof is prior to the first scheduled payment of interest on September 15, 1998, in which case from February 10, 1998) until payment of said principal sum has been made or duly provided for. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day
months.   If the Company shall default in the payment of interest
when due on such March 15 or September 15, then this Security shall bear interest from the next preceding date to which interest has been paid, or, if no interest has been paid, from February 10, 1998. The interest so payable on any March 15 or September 15 shall be paid to the person in whose name this Security shall be registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Regular Record Date"). For purposes of this Security, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.
____________


     "Dealer remarketable security" and "Drs." are service marks of J.P. Morgan Securities Inc.

Payments of interest (other than interest payable at maturity) on this Security will be made (except as specified below) by wire-transfer in same-day funds to the registered holder appearing on the Securities register on the relevant Regular Record Date. Principal and interest at maturity will be paid upon surrender of this Security at the office of the paying agent located at 55 Water Street, 2nd Floor, North Building, Room 234, New York, New York, or at such other paying agency as the Company may designate.

     Initially, The Chase Manhattan Bank will be the paying agent and the registrar for this Security. The Company reserves the right at any time to remove any paying agent or registrar without notice, to appoint additional or other paying agents and other Security registrars without notice and to approve any change in the office through which any paying agent or Security registrar acts; provided, however, that there will at all times be a paying agent in New York City.

     If and to the extent the Company shall default in the payment of the interest due on any interest payment date, such defaulted interest shall be paid to the person in whose name this Security is registered at the close of business on a record date established for such payment by notice by or on behalf of the Company to the holders of the Securities mailed by first-class mail not less than fifteen days prior to such record date to their last address as they shall appear upon the Security register, such record date to be not less than five days preceding the date of payment of such defaulted interest. The Company may pay interest by check mailed to the holder's address as it appears on the Security register.

     This Security and all the obligations of the Company hereunder are direct, unsecured obligations of the Company and rank pari passu with all other Securities and other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The rate of interest on this Security shall be 5-3/4% per annum to March 15, 2001 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the Securities pursuant to the Remarketing Agreement dated as of February 10, 1998 (the "Remarketing Agreement") between J.P. Morgan Securities Inc., as Remarketing Dealer (the "Remarketing Dealer"), and the Company, then, except as otherwise set forth on the reverse hereof, (i) this Security shall be subject to mandatory tender to the Remarketing Dealer for remarketing on the Remarketing Date, on the terms and subject to the conditions set forth on the reverse hereof, and (ii) on and after the Remarketing Date, this Security shall bear interest at the rate determined by the Remarketing
Dealer in accordance with the procedures set forth in Section 4 on the reverse hereof (the "Interest Rate to Maturity").

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

     This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been executed by the Trustee under the Indenture referred to on the reverse hereof.

     IN  WITNESS  WHEREOF,  AlliedSignal  Inc.  has  caused  this
Security to be signed by its duly authorized officers and has caused its corporate seal to be affixed hereunto.



     Dated: February 10, 1998

                              ALLIEDSIGNAL INC.

                               By: ______________________
                              Name: John W. Gamble, Jr.
                              Title: Assistant Treasurer

  (SEAL)

ATTEST:


By:__________________________
Name: Terrance L. Carlson
Title: Assistant Secretary




                              Certificate of Authentication

This is one of the Securities of the series designated therein and described in the within mentioned Indenture.


                              THE CHASE MANHATTAN BANK
                              (NEW YORK BANKING CORPORATION),
                              as Trustee



                              By:______________________________
                                 Authorized Signatory

                        AlliedSignal Inc.

          5-3/4% Dealer remarketable security  ("Drs. ")
                       due March 15, 2011

     1. Indenture. (a) This Security is one of the duly authorized issue of debt securities of the Company (herein referred to as the "Debt Securities") of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of October 1, 1985, as supplemented by the First Supplemental Indenture dated as of February 1, 1991 and the Second Supplemental Indenture dated as of November 1, 1997 (herein referred to as the "Indenture"), duly executed and delivered by the Company to The Chase Manhattan Bank, as Trustee (herein referred to as the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders (the words "holders", "holder", "Securityholders" or "Securityholder" mean the registered holder(s)) of the Debt Securities.

     (b) The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be denominated in different currencies, may be subject to different redemption provisions, if any, may be subject to different sinking funds, if any, may be subject to additional covenants and Events of Default and may otherwise vary as provided in the Indenture. This Security is one of the series designated as the 5-3/4% Dealer remarketable securities ("Drs. ") due March 15, 2011 of the Company and such series is limited in aggregate principal amount to $200,000,000. References herein to "Securities" or "Drs." shall mean the Debt Securities of said series.

     (c) All capitalized terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

     2. Mandatory Tender on Remarketing Date; Purchase and Settlement. On a Business Day not later than five Business Days prior to the Remarketing Date (the "Notification Date"), the Remarketing Dealer will notify the Company and the Trustee as to whether it elects to purchase the Drs. on the Remarketing Date. If, and only if, the Remarketing Dealer so elects, the Drs. shall be subject to mandatory tender to the Remarketing Dealer for purchase and remarketing on the Remarketing Date, upon the terms and subject to the conditions described in the Remarketing Agreement. The purchase price of the Drs. shall be equal to 100% of the principal amount thereof. Upon such tender, the Remarketing Dealer shall have the option, in its sole discretion, to elect to remarket the Securities in accordance with the Remarketing Agreement for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. No holder or beneficial owner of any Securities shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such Securities.

     3. Maintenance of Book-Entry System. (a) The tender and settlement procedures with respect to the Securities set forth in the Remarketing Agreement shall be subject to modification, without the consent of the holders of the Securities, to the extent required by DTC or, if the book-entry system is no longer available for the Securities at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Securities in certificated form. In addition, the Remarketing Dealer may modify the settlement procedures without the consent of the holders of the Securities in order to facilitate the settlement process.

     (b) The Company hereby agrees with the Trustee and the holders of Securities that at all times, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the Securities in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Securities in book-entry form and (ii) it will waive any discretionary right that it otherwise may have under the Indenture to cause the Securities to be issued in certificated form.

     4. Determination of Interest Rate to Maturity; Notification Thereof. The Remarketing Dealer shall determine a new stated interest rate on the Drs. as of the Remarketing Date (the "Interest Rate to Maturity") on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") by soliciting by 3:30 p.m., New York City time the Reference Corporate Dealers (defined below) for firm committed bids to purchase all outstanding Drs. at the Dollar Price (defined below), and by selecting the lowest such firm committed bid (regardless of whether each of the Reference Corporate Dealers actually submit bids). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Drs. would bear (quoted as a spread over 5.50% per annum (the "Base Rate")) based on the following assumptions: (i) the Drs. would be issued on the Remarketing Date for settlement on the same day; (ii) the Drs. would mature on the Stated Maturity Date; (iii) the Drs. would bear interest from the Remarketing Date at a stated rate equal to the Interest Rate to Maturity bid by such Reference Corporate Dealer, payable semi-annually on the interest payment dates for the Drs. and (iv) the winning bidder will bear all of its own expenses (including legal fees) in connection with the remarketing. The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon holders of the Drs., the Company and the Trustee. The Remarketing Dealer shall have the discretion to select the time at which the Comparable Treasury Price is determined on the Determination Date.

     "Dollar Price" means the discounted present value to the Remarketing Date of the cash flows on a bond (x) with a principal amount equal to the aggregate principal amount of the Drs., (y) maturing on the Stated Maturity Date and (z) bearing interest from the Remarketing Date, payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the interest payment dates of the Drs. at a rate equal to the Base Rate, using a discount rate equal to the Treasury Rate (defined below).

     "Reference Corporate Dealer" means J.P. Morgan Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and two other leading dealers of publicly-traded debt securities of the Company to be chosen by the Remarketing Dealer. If any of such persons shall cease to be a leading dealer of publicly-traded debt securities of the Company, then the Remarketing Dealer may replace such person with any other leading dealer of publicly-traded debt securities of the Company.

     "Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issues (defined below) for value on the Remarketing Date, assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below).

     "Comparable Treasury Issues" means the United States
Treasury security or securities selected by the Remarketing
Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the Drs.

     "Comparable Treasury Price" means (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on Telerate Page 500 (as defined below), adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of five Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price(s) for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) for settlement on the Remarketing Date, quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. on the Determination Date.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

     5. Repurchase. If the Remarketing Dealer (i) does not elect to exercise its right to a mandatory tender of the Drs.,
(ii) shall not have received by the required time on the Determination Date any firm, committed bids to purchase all of the Drs. in accordance with Section 4 of this Security or (iii) for any other reason does not purchase all of the Drs. on the Remarketing Date, then the Company shall repurchase on the Remarketing Date at a price equal to 100% of the principal amount of the Drs. plus all accrued interest, if any, on the Drs. to (but excluding) the Remarketing Date, any Drs. that have not been purchased by the Remarketing Dealer on the Remarketing Date.

     6.   Redemption.

     (a) If the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date, the Company shall have the right to redeem the Drs., in whole but not in part, from the Remarketing Dealer on the Remarketing Date at a redemption price equal to the greater of (i) 100% of the principal amount thereof or (ii) the Dollar Price, by giving notice of such redemption to the Remarketing Dealer no later than

         (x) the Business Day immediately prior to the Determination Date or

         (y) if fewer than three Reference Corporate Dealers submit firm, committed bids to the Remarketing Dealer on the Determination Date in accordance with Section 4 of this Security, immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed.

In either such case, it shall pay such redemption price for the Drs. in same-day funds by wire transfer on the Remarketing Date to an account designated by the Remarketing Dealer.

     (b) After the Remarketing Date, the Drs. will be redeemable (a "Post-Remarketing Redemption"), in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Drs. or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to the redemption date.

     Notice of any Post-Remarketing Redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Drs. to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Drs. or portions thereof called in connection with a Post-Remarketing Redemption.

     "Adjusted Treasury Rate" means (i) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed plus (ii) 0.10%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Drs., then such other reasonably comparable index which shall be designated by the Company.

     7. Effect of Event of Default. If an Event of Default shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

     8    Tax Treatment.  The Company and the holders of this
Security (and each holder of a beneficial interest herein), by accepting this Security, agree to treat the Drs. as fixed rate debt instruments that mature on the Remarketing Date for United States Federal income tax purposes.

     9. Amendments and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of holders of Debt Securities of each series under the Indenture at any time by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities at the time outstanding of each series to be affected thereby (voting as a class). The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Debt Securities of each series to be affected at the time outstanding, on behalf of the holders of all Debt Securities of each such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Security shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     10.  Denominations, Transfer and Exchange.  (a) The
Securities are issuable in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

     (b) Where certificated Securities are presented to the registrar with a request to register their transfer or to exchange them for an equal principal amount of Securities of other authorized denominations, the registrar shall register the transfer or make the exchange if its requirements for such transactions are met. No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require the payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     (c) Ownership of Securities shall be governed by the register for the Securities kept by the registrar. The Company, the Trustee and any agent of the Company may treat the person in whose name a Security is registered as the absolute owner thereof for all purposes.

     11. No Liability of Certain Persons. No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Security or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder by accepting this Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Security.

     12. Governing Law. The laws of the State of New York govern the Indenture and this Security.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfers(s) unto:

PLEASE INSERT TAXPAYER
IDENTIFICATION NUMBER OF ASSIGNEE


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PLEASE PRINT OR TYPEWRITE NUMBER AND ADDRESS INCLUDING POSTAL ZIP CODE OF
ASSIGNEE
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the within Security of AlliedSignal Inc. and all rights thereunder and hereby irrevocably constitutes and appoints ____________________________ attorney to transfer said Security on the books of the Company, with full power of substitution in the premises

Dated:

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER. THE SIGNATURE (S) SHOULD BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY, A MEMBER ORGANIZATION
OR A NATIONAL STOCK EXCHANGE OR BY SUCH OTHER ENTITY WHOSE SIGNATURE IS ON FILE WITH AND ACCEPTABLE TO THE TRANSFER AGENT.